Exhibit 10.22

SOURCING AND MARKETING AGREEMENT

This SOURCING AND MARKETING AGREEMENT (“Agreement”) is made this 5th day of March, 2014 and shall be effective as of December 1, 2013 (“Effective Date”), by and between P.I.M.D. International, LLC (“PIMD”) and ScripsAmerica, Inc. (“SCRIPS”). Each may be individually referred to as “Party” or jointly as the “Parties.”

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree to the following:

1.	This Agreement is intended to establish a non-exclusive sourcing and marketing relationship between SCRIPS and PIMD upon the terms and conditions provided herein, and shall be so interpreted.

2.	Sourcing Services.

(a) SCRIPS is engaged in the purchase, repackaging, labeling and nationwide distribution of various pharmaceutical products. As a result, SCRIPS has access to pharmaceutical products for which a minimum order quantity is required, or for which a volume-based price discount is available, or for which favorable payment terms are available, or for which certain financial capability is required. PIMD desires to obtain the benefit of all such by contracting for SCRIPS’ sourcing services.

(b) SCRIPS may introduce PIMD to various sources of both pharmaceutical products and financial support with which PIMD, in its sole discretion, may contract; notwithstanding the separate and independent arrangements which PIMD may establish, the services of such third parties shall be deemed services of SCRIPS hereunder for the purpose of measuring performance by SCRIPS of its sourcing duties and obligations hereunder.

(c) The foregoing shall be subject to the prohibitions and limitations contained in sub-paragraphs 7(a) and 8(c).

3.	Marketing Services.

(a) SCRIPS is a publicly-traded company with growing name recognition and with nationwide distribution and marketing contacts. As a result, SCRIPS has entry and access to market participants and segments which PIMD, as a start-up company, does not have. PIMD desires to obtain the benefit of all such by contracting for SCRIPS’ marketing services.

(b) SCRIPS may introduce PIMD to various distributors, sub-distributors, wholesalers, retailers, sales representatives, sales rep services, etc. with which PIMD, in its sole discretion, may contract; notwithstanding the separate and independent arrangements which PIMD may establish, the services of such third parties shall be deemed services of SCRIPS hereunder for the purpose of measuring performance by SCRIPS of its marketing duties and obligations hereunder.

(c) The foregoing shall be subject to the prohibitions and limitations contained in sub-paragraphs 7(a) and 8(c).

4.	Non-Exclusive Mutual Relationship.

(a) PIMD acknowledges that SCRIPS has established networks of suppliers and distributors, that SCRIPS is engaged in similar or identical business relationships and activities with other parties, and that PIMD’s relationship with SCRIPS is not exclusive, and that SCRIPS is free to engage in similar or identical business relationships with other parties.

(b) SCRIPS acknowledges that PIMD is a start-up company, that PIMD desires to establish favorable relationships with as many sources and marketers as possible, and that PIMD is free to engage in similar or identical relationships with other parties.

5.	Term. The initial Term of this Agreement shall commence as of December 1, 2013 and shall continue until December 31, 2018 unless earlier terminated as set forth below. This Agreement shall automatically renew, for successive five year terms, until and unless properly terminated as provided below.

6.	Sourcing and Marketing Fee; Expenses.

(a) In consideration for SCRIPS providing its services hereunder, PIMD shall pay to SCRIPS a Sourcing and Marketing Fee in an amount calculated as forty-five percent (45%) of the Calculation Basis as defined herein (“Fee”). The Fee shall be calculated monthly based upon the data from the preceding calendar month. The “Calculation Basis” is PIMD’s total receipts from paid invoices during the preceding calendar month (i.e., total revenue on a cash basis) less the Allowable Deductions as defined herein. The “Allowable Deductions” shall consist of (i) the purchase cost of the pharmaceutical products sold during the preceding calendar month, together with the related in-bound freight and out-bound delivery costs, and the warehousing and storage costs allocated for such sold products, (ii) rent, CDR salary per employment agreement, salesmen’s commissions and other reasonable overhead such as telephone, utilities, office supplies, travel and entertainment, etc., but shall exclude (iii) interest, (iv) income taxes, and (v) depreciation/amortization and other non-cash deductions. The Fee calculated for each month’s Calculation Basis shall be paid to SCRIPS on or before the fifteenth calendar day of the succeeding month.  If such day is a holiday, payment shall be made on the immediately prior business day.  Each Fee payment shall be accompanied by a report, in a form acceptable to SCRIPS, detailing the calculation of the Fee payment for such preceding month.  There shall be no carryback nor carryforward from month to month and no loss shall be distributed to SCRIPS. During the term of this Agreement, SCRIPS and its representatives shall have continuing access to the books and records of PIMD in order to verify the data provided, and in the event of an error or discrepancy, the Parties shall true-up the data and adjust currently for the underpayment or overpayment. Any true-up shall be only with respect to correction of any data relied upon at the time of the calculation and payment of the Fee for any month.

(b) SCRIPS shall be responsible for payment of all of its normal costs and expenses incurred in the rendering of its sourcing and marketing services. However, in connection with the rendering of all special services, as requested by PIMD, PIMD shall reimburse SCRIPS for out-of-pocket expenses incurred upon presentation by SCRIPS of an itemized account of such expenditures, together with receipts or other proofs of the expenditures.

7. Obligations of PIMD.

(a) PIMD, in conformity with its due diligence requirements under state and federal law, may accept or reject any potential transaction or receipt or transfer of any pharmaceutical products it deems, through its certified designated representative (CDR), to be non-conforming or potentially non-conforming within the framework or interpretation of statutes or regulations related to wholesale pharmaceutical sales- and transfer transactions, including, but not limited to receipt, storage, transfer, best manufacturing practices and pedigree requirements. SCRIPS has no authority, right or power to require or bind PIMD to engage in any transaction related to the purchase, sale or transfer of pharmaceutical products.

(b) PIMD hereby agrees that, during the Term of this Agreement and any extensions or renewals thereof, it will:

i.	Maintain current and in good standing all of the licenses and registrations required by law for the wholesale distribution of pharmaceuticals and the conduct of its business under this Agreement.

ii.	Administer all customer accounts in a commercially reasonable manner.

iii.	Administer all customer accounts in accordance with all applicable federal, state, and local law and in conformity with all ethical standards.

iv.	Maintain facilities, equipment, and personnel sufficient to administer the customer accounts in a professional and timely manner and in accordance with all applicable regulatory requirements.

v.	Pay the Fee to SCRIPS in full and timely in accordance with the provisions set forth in Paragraph 6(a).

vi.	Provide SCRIPS with (i) detailed accounting reports no less than monthly, showing all relevant data in relation to the calculation of the Fee and (ii) access to the raw data used to prepare such reports. Provide SCRIPS with audited financial statements annually.

vii.	Provide SCRIPS with pricing, pricing lists or formulas as well as purchase and transfer procedures to enable SCRIPS to make informed presentations or proposed offers to potential customer accounts.

8. Obligations of SCRIPS. SCRIPS hereby agrees that, during the Term of this Agreement and any renewals or extensions thereof, it will:

(a) Use its efforts to distribute information relating to the pharmaceutical products provided by PIMD. Such information may include, but will not be limited to, informational mailings, introductions, distribution of sales materials, organized efforts for communications with prospective clients, participation in trade shows and conferences, and additional forms of information as agreed by the Parties.

(b) Obtain prior consent of PIMD regarding all marketing communications to prospective customer accounts or suppliers concerning pharmaceutical products available for purchase from, or sale by, PIMD.

(c) In providing its services to PIMD, SCRIPS shall not engage in activities as a broker, obtain or make any payment for the purchase or sale of pharmaceutical products, arrange for the transfer of any pharmaceutical product, receive or store any pharmaceutical product or make any binding representation or warranty with regard to the purchase or sale of any pharmaceutical product. SCRIPS shall refer to PIMD, for its resolution, all responsibility for the purchase or sale of any pharmaceutical products, the arrangements for the receipt and transfer of any pharmaceutical products and any representation or warranties with regard to the purchase of any pharmaceutical products.

9. Warranties and Representations of PIMD. PIMD makes the following warranties and representations, as an inducement to SCRIPS to enter into this Agreement and with the intent that SCRIPS will rely on same:

(a) PIMD is a duly organized limited liability company under the laws of the state of Florida and remains in good standing with all applicable licensing, regulatory and governing authorities for the conduct of its business operations. At all times during the Term of this Agreement, PIMD shall maintain all licenses and registrations for its business current and in good standing.

(b) PIMD is financially sound and has the financial resources to perform this Agreement and to make all reasonably foreseeable expansions in its staff, facilities and equipment necessary to perform hereunder in the future.

(c) PIMD is not engaged in nor under investigation for any criminal activity, fraudulent activity or other activity reasonably construed as a deceptive or unfair trade practice.

10.	Warranties and Representations of SCRIPS. SCRIPS makes the following warranties and representations, as an inducement to PIMD to enter into this Agreement and with the intent that PIMD will rely on same:

(a) SCRIPS is a duly organized corporation under the laws of the state of Delaware and remains in good standing with all applicable licensing, regulatory and governing authorities for the conduct of its business operations.

(b) SCRIPS is financially sound and has the financial resources to perform this Agreement and to make all reasonably foreseeable expansions in its staff, facilities and equipment necessary to perform hereunder in the future.

(c) SCRIPS is not engaged in nor under investigation for any criminal activity, fraudulent activity or other activity reasonably construed as a deceptive or unfair trade practice.

11.	Relationship of Parties.

(a) Independent Contractor Relationship. The Parties intend that this Agreement shall not create or establish any partnership, joint venture, parent-subsidiary, brother-sister, or other business entity or association between the Parties and, except as specifically provided herein, no Party is intended to have any interest in the business, revenues, income, profits and losses, or property of the other by reason of this Agreement.

(b) No Authority. The Parties agree that neither of them shall have the authority to bind the other in contract nor to sign any document on behalf of the other, and that neither of them shall indicate or imply such condition to any other person. SCRIPS has no authority, right or power to require or bind PIMD to engage in any transaction related to the purchase, sale or transfer of pharmaceutical products.

12. Indemnification.

(a) PIMD hereby agrees to indemnify, defend, and hold harmless, SCRIPS and its affiliates, and their respective directors, officers, employees, agents, and representatives from any and all manner of third party claims and liabilities caused by or resulting from, in whole or in part, the actions or omissions of PIMD, its staff or representatives, arising out of or related to the subject matter of this Agreement.

(b) SCRIPS hereby agrees to indemnify, defend, and hold harmless, PIMD and its affiliates, and their respective members, directors, officers, employees, agents, and representatives from any and all manner of third party claims and liabilities caused by or resulting from, in whole or in part, the actions or omissions of SCRIPS, its staff or representatives, arising out of or related to the subject matter of this Agreement.

13. Survival. Paragraph 12 and the Fee payment provisions of Paragraph 14 of this Agreement shall survive the termination of this Agreement, and any renewal terms or other extensions thereof.

14. Termination. This Agreement may only be terminated as follows:

(a) Mutual Agreement. By mutual written agreement of the Parties at any time during the Term.

(b) Termination on Breach. In the event that either Party materially breaches this Agreement at any time, this Agreement may be terminated by the non-breaching Party as set forth below. A material breach includes, but is not limited to, any regulatory or statutory violation related to the purchase or sale of pharmaceutical products, a Party’s breach of any of its representations or warranties contained in this Agreement, PIMD’s failure to pay the Fee in accordance with the terms herein.

i. If breach is by SCRIPS, PIMD shall provide written notice to SCRIPS specifying the actions that constitute such material breach. If SCRIPS fails to cure such breach within 30 calendar days of receipt of the PIMD notice, PIMD may terminate this Agreement immediately. In the event of such termination by PIMD, it may seek to maintain its relationship with any current SCRIPS Accounts and SCRIPS shall not seek to interfere with such relationships. Notwithstanding such termination, Scrips shall be entitled to the Fee calculated on customer accounts in effect on the date of termination for the remainder of the Term of the Agreement as though the Agreement had not been terminated.

ii. If breach is by PIMD, SCRIPS shall provide written notice to PIMD specifying the actions that constitute such material breach. If SCRIPS fails to cure (x) a breach for failure to pay the Fee timely and in full within five business days, or (y) a breach for any other reason within 30 calendar days, of receipt of the SCRIPS notice, SCRIPS may terminate this Agreement immediately. In the event of such termination by SCRIPS, it shall be entitled to payment of the Fee for a period of five years following the effective date of termination of this Agreement. The obligations of PIMD set forth in Paragraphs 6 and 7 of this Agreement shall survive during the period in which the Fee is required to be paid to SCRIPS under this provision. In addition to, and not in lieu of, its right to continuing payment of the Fee, SCRIPS shall be entitled to encourage any of the customers that it referred to PIMD to cease doing business with PIMD and encourage such customers or suppliers to engage in business with any other pharmaceutical wholesaler or supplier without liability for any claim by PIMD for tortious interference, breach of contract or any other claim or remedy related to such conduct.

(c) Termination Due to Agreement Revision. SCRIPS may terminate this Agreement as provided in Paragraph 15(a). In the event of such termination, SCRIPS shall be entitled to the Fee calculated on customer accounts in effect on the date of termination for the remainder of the Term of the Agreement as though the Agreement had not been terminated.

15. Miscellaneous.

(a) Severability. If a court of competent jurisdiction holds any provision of this Agreement unenforceable or invalid, it is the intent of the Parties that the court should modify the provision to give it the maximum legal effect in consideration of the original intent of the Parties and that the various provisions contained herein shall remain in full force and effect as severable and independent clauses, however, a modification of the calculation or payment of the Fee which is unacceptable to SCRIPS shall, in the discretion of SCRIPS, effect a termination of this Agreement.

(b) Notices. Any notice or other communication required or permitted to be given under this Agreement shall be deemed to have been effectively given and made if in writing and served by personal delivery to the Party for which it is intended, or by being sent via a commercially reasonable carrier, to the following addresses:

If to PIMD:	P.I.M.D. International, LLC
8280 NW 27th Street, Suite 506
Doral, FL 33122
Attn: Vanessa Gonzalez

With a copy to:	Bernard M. Cassidy, Esq.
Lubell Rosen
200 South Andrews Ave.
Fort Lauderdale, FL 33301

If to SCRIPS:	ScripsAmerica, Inc.
843 Persimmon Lane
Langhorne, PA 19047
Attn: Robert Schneiderman, CEO

With a copy to:	Richard Fox, Esq.
561 NE Zebrina Senda
Jensen Beach, FL 34957

or to such other location as a Party may designate in writing from time to time. For personal delivery, such notice shall be deemed delivered on the day of receipt. A commercial carrier delivery shall be deemed delivered on the date shown on the receipt as delivered or first refused. Notice sent to the attorneys for the Parties is a courtesy copy only and will not constitute notice to that Party.

(c) Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular, and use of any gender or the neuter shall include all genders and the neuter. The paragraph headings in this Agreement are for convenience of reference only and shall not be used as an aid in the construction of any provision. The Parties hereby agree that this Agreement is jointly authored or hereby deemed prepared by each of the Parties, who further hereby agree to waive any rule of construction that may apply for or against any Party due to its authorship.

(d) Choice of Law; Jurisdiction and Venue; Enforcement Costs. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue and jurisdiction for any action related to or arising out of this Agreement shall be only in the state or federal courts of the State of Florida. The prevailing Party in any action at law or in equity arising out of or related to this Agreement shall be entitled to recover from the non-prevailing Party its costs at all levels, including without limitation its attorneys’ and accountants’ fees.

(e) Assignment and Delegation. No Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party. Any such non-consensual assignment, sublicense, subcontract or encumbrance of this Agreement shall be invalid and of no force or effect.

(f) Wavier and Modification. No failure on the part of any Party to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights. This Agreement may only be modified in a writing signed by both Parties.

(g) Third Party Beneficiaries. The Parties specifically agree that this Agreement is not intended by any of its provisions to create a third party beneficiary interest in the public or any member thereof or to authorize anyone not a party to this contract to maintain a suit for injuries or property damages by reason of its contents.

(h) Successors. The provisions of this Agreement shall inure to the benefit of and shall be binding on the permitted assigns and successors in interest of each of the Parties.

(i) Entire Agreement. This Agreement contains the entire understanding between the Parties concerning the subject matter contained herein. The Parties hereby acknowledge and agree that there are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein and that no Party has relied on the statement of any other as an inducement to enter into this Agreement.

(j) Counterparts and Signatures. This Agreement may be executed in one or more counterparts and, in making proof of this Agreement, it shall not be necessary to produce or account for more than one fully executed counterpart hereof. A faxed or electronic signature shall have the same effect as an original.

[signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement, intending to be legally bound, as of the date first written above.

P.I.M.D. International, LLC

By: /s/Vanessa Gonzalez

Vanessa Gonzalez, as Manager and Sole Member

ScripsAmerica, Inc.

By: /s/Robert Schneiderman

Robert Schneiderman, CEO

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